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                                                                    Exhibit 10.4

               SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

         SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT dated as of November 12, 1990 between NISSHIN STEEL CO., LTD., a Japanese corporation ("NSK"), and WHEELING-PITTSBURGH STEEL CORPORATION, a Delaware corporation ("W-P").

                              W I T N E S S E T H :

         WHEREAS, NSK and W-P entered into an Amended and Restated Shareholders Agreement dated as of December 17, 1985 (the "Prior Shareholders Agreement") with respect to WHEELING-NISSHIN, INC., a Delaware corporation ("W-N"), which they desire to amend and restate in its entirety as more fully set forth herein;

         WHEREAS, the authorized capital stock of W-N consists of 1,000 shares of common stock, without par value, all of which is of the same class (the authorized capital stock of W-N from time to time, the "W-N Stock") ;

         WHEREAS, NSK owns 670 shares of W-N Stock and W-P owns 330 shares of W-N Stock;

         WHEREAS, W-P and W-N entered into a Raw Materials Supply Agreement dated as of March 5, 1986, which the parties hereto desire shall be amended as set forth in Exhibit 4.8 (such amendment, the "Supply Agreement Amendment," and such Supply Agreement, as it may be amended and/or restated from time to time, the "Supply Agreement");

         WHEREAS, W-N operates a coated steel products manufacturing


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facility in Follansbee, West Virginia (the "Current Facility"), and the parties desire that W-N add a second steel coating line (the "Second Line") at or near the Current Facility (the products to be manufactured at the current Facility and Second Line referred to as the "Products"); and

         WHEREAS, W-P is currently a debtor-in-possession in proceedings (the "Pending Chapter 11 Proceedings") under Chapter 11 of Title 11 of the United States Code pending before the United States Bankruptcy Court for the Western District of Pennsylvania (the "Bankruptcy Court");

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Shareholders Agreement to read in its entirety as set forth in this Second Amended and Restated Shareholders Agreement:

                                    ARTICLE I
                        CAPITALIZATION AND SHARE ISSUANCE

         1.1. Authorized Shares. The total authorized capital stock of W-N shall consist of 7,000 shares of common stock, without par value, all of which shall be of the same class. NSK and W-P shall vote their shares of W-N Stock, and use their best efforts, to amend the certificate of incorporation of W-N to provide for such authorized shares.

         1.2. Sale of Additional Shares of W-N Stock. Subject to the terms and conditions set forth in this Agreement:

         (a) On such date as the parties shall agree, but in any event not

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later than January 17, 1991, (1) W-N shall sell and issue to NSK, and NSK shall purchase from W-N, 2,000 shares of W-N Stock, and (2) W-N shall sell and issue to W-P, and W-P shall purchase from W-N, 625 shares of W-N Stock.

         (b) On such date as the parties shall agree, but in any event not later than March 29, 1991, (1) W-N shall sell and issue to NSK, and NSK shall purchase from W-N, 1,830 shares of W-N Stock, and (2) W-N shall sell and issue to W-P, and W-P shall purchase from W-N, 170 shares of W-N Stock.

         (c) On such date as W-P and W-N shall agree, but in any event not later than the date which is 183 days after the second anniversary of the completion of the Second Line, W-N shall sell and issue to W-P, and W-P shall purchase from W-N, an aggregate of 450 shares of W-N Stock; provided, however, that such shares may be purchased and sold in installments from time to time during such period at such times and in such amounts as W-P and W-N may agree. For purposes of this paragraph, "completion of the Second Line" means the occurrence of (1) the completion of the Second Line substantially in accordance with the plans and specifications therefor and (2) the Second Line first becoming operational, and, as soon as practicable after such completion occurs, W-N shall notify NSK and W-P of the date of such completion.

         (d) On such date as W-P and W-N shall agree, but in any event not later than the date which is 183 days after the second anniversary of


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the date by which all 450 shares of W-N Stock were purchased by W-P pursuant to paragraph (c) of this Section 1.2, W-N shall sell and issue to W-P, and W-P shall purchase from W-N, an aggregate of 925 shares of W-N Stock; provided, however, that such shares may be purchased and sold in installments from time to time during such period at such times and in such amounts as W-P and W-N may agree.

         (e) Until the earliest of (1) the purchase by W-P of all shares of W-N Stock to be purchased by it pursuant to this Section 1.2, (2) the date which is 183 days after the second anniversary of the date by which all 450 shares of W-N Stock were purchased by W-P pursuant to paragraph (c) of this Section 1.2, (3) if all such 450 shares were not purchased pursuant to such paragraph (c), the date which is 183 days after the second anniversary of the completion of the Second Line, (4) a determination by W-N not to proceed with the Second Line, or
(5) the termination of the provisions of this Section 1.2, W-N shall neither declare nor pay any dividends or other distributions in respect of shares of W-N Stock without the unanimous approval of the W-N Board of Directors.

         1.3. Purchase Price. (a) Each of NSK and W-P, in consideration for the sale of shares of W-N Stock to it pursuant to Section 1.2(a) or (b), shall pay to W-N on the date provided therein for such sale the price of $10,000 per share.

         (b) W-P, in consideration for the sale of shares of W-N Stock to it


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pursuant to Section 1.2(c) or (d), shall pay to W-N on the date provided therein for such sale the price per share equal to the sum of (1) $10,000 and (2) interest on such $10,000 from the date of the sale of shares of W-N Stock pursuant to section 1.2(b) until the date the purchase price provided in this paragraph (b) is paid at a rate equal to the interest rate paid by W-N from time to time during such period on its prime borrowings. For purposes of this paragraph, W-N shall determine the amount of such interest and, as soon as practicable prior to such a sale, W-N shall notify NSK and W-P of such amount.

         1.4. Closings. (a) The sales referred to in Section 1.2 shall take place at the offices of W-N or such other place as the parties may agree. (The date each such sale occurs is referred to as a "Closing Date" and the consummation of such a sale is referred to as a "Closing".)

         (b) At each Closing, W-N shall deliver to the purchaser thereof a certificate for the shares being purchased against (1) payment to W-N by such purchaser of the price to be paid by it pursuant to Section 1.3 either by wire transfer of immediately available funds to an account of W-N designated by it or by certified or official bank check payable to W-N, and (2) delivery by such purchaser (A) to the parties to this Agreement (which may be waived by NSK, if W-P is to be such purchaser, or by W-P, if NSK is to be such purchaser) of a certificate of such purchaser to the effect that the conditions to such purchase provided in this Agreement have been satisfied or waived, and (B) to W-N of such instruments or

                                      -5-
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documents as W-N may have reasonably requested to permit the sale of such shares to such purchaser without registration under applicable securities laws; provided, however, that certificates for shares of W-N Stock to be issued and delivered to W-P shall initially be delivered to and held by NSK subject to the pledge of such shares provided in Section 1.5.

         1.5. Pledge of W-N Stock. W-P hereby pledges to NSK all shares of W-N Stock owned from time to time by W-P to secure its obligations under this Agreement. Such pledge shall continue in effect until (a) W-P shall (1) have assumed the full financial responsibility for the Current Facility, Second Line and working capital of W-N provided in sections 4.3 and 4.4 which is to be assumed by it upon the purchase of all shares of W-N Stock to be purchased by it pursuant to Section 1.2, (2) have performed its other obligations provided in Sections 1.2, 1.3, 4.3, 4.4, 4.6, 4.7 and 4.8, (3) have satisfied all Full Reimbursement Obligations (hereinafter defined), if any, and all Full Credit Obligations (hereinafter defined), if any, and satisfied any other obligations which it may have and which may be due or payable in respect of its financial responsibility for the Current Facility, Second Line or working capital of W-N, and (4) not be in default on any of its obligations to or with respect to NSK or W-N (including without limitation the Supply Agreement) or otherwise be in breach of any of its agreements with NSK or W-N, and (b) an order of the Bankruptcy Court confirming a plan of reorganization pursuant to Section 1129 of Title 11 of the United States Code, as amended, shall


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have been entered, and such order shall not have been stayed, the time to appeal or seek review or rehearing of such order shall have expired and no appeal or petition for review or rehearing of such order shall have been taken or be pending. W-P shall execute and deliver such instruments and documents, and take such other actions, as NSK may reasonably require to effect, evidence and perfect such pledge.

         1.6. Repurchase. If W-N determines not to proceed with the Second Line at any time after shares of W-N Stock have been issued pursuant to Section 1.2, W-N shall, promptly after such determination, repurchase such shares for an amount as follows:

         (a) In the case of such shares purchased by NSK, an amount equal to the aggregate price paid for such shares by NSK pursuant to Section 1.3 less 64.3% of the aggregate expenses incurred by W-N with respect to the Second Line; and

         (b) In the case of such shares purchased by W-P, an amount equal to the aggregate price paid for such shares by W-P pursuant to Section 1.3 less 35.7% of the aggregate expenses incurred by W-N with respect to the Second Line.

         If W-N has insufficient surplus to repurchase such shares, then W-N shall, from time to time as it has sufficient surplus to do so, effect such repurchases from NSK and W-P pro rata in proportion to the aggregate number of shares to be repurchased by W-N pursuant to this Section 1.6.

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                                   ARTICLE II
                               BOARD OF DIRECTORS

         2.1. Board of Directors; Voting. NSK and W-P shall use their best efforts to cause the Board of Directors of W-N to consist of six members, four of whom shall be nominees of NSK and two of whom shall be nominees of W-P; provided, however, that at any time, NSK may propose to increase the size of the Board of Directors so that NSK and W-P shall each be entitled to nominate a number of directors such that the percentage of the entire Board so nominated by it shall be approximately the same as its percentage ownership (from time to time) of shares of W-N Stock and in such event, NSK and W-P shall vote their shares of W-N Stock for such proposal. NSK and W-P shall vote their shares of W-N Stock for such nominees.

                                  ARTICLE III
                             TRANSFER RESTRICTIONS

         3.1. General. Except as provided in this Agreement, neither NSK nor W-P shall sell, mortgage, hypothecate, transfer, pledge, create a security interest in or lien on, encumber, give, place in trust (voting or other) or otherwise dispose of (collectively, to "Dispose" or a "Disposition") any W-N Stock.

         3.2. Sale of W-N Shares. Neither NSK nor W-P shall Dispose of any of its W-N Stock at any time that it has not satisfied all of its Full Reimbursement Obligations and Full Credit Obligations or at any time


                                      -8-
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that it is in default on any of its obligations, financial or otherwise, to, or otherwise in breach of any of its agreements with, W-P or NSK, as the case may be, or W-N. Except as provided in Section 3.6, neither NSK nor W-P may Dispose of any W-N Stock prior to the first shipment of Product by W-N from the Second Line. Subject to the provisions of this Section 3.2, if either NSK or W-P (an "Offeror") proposes to sell some or all of its W-N Stock (the "Offered Shares"), it shall first negotiate in good faith with the other shareholder of W-N (an "Offeree") for such sale. If such negotiations do not result in an agreement for the sale of such Offered Shares, then, notwithstanding the provisions of Section 3.1, such Offeror shall have the right to sell, transfer and assign such Offered Shares to a third person; provided, however, that, prior to committing to sell such Offered Shares to any third person, such Offeror shall first offer to sell, transfer and assign such Offered Shares to such Offeree at a per share price and on such terms (such price and terms collectively, the "Proposed Purchase Terms") as such Offeror shall specify in such offer. (The date such offer was given to such Offeree is referred to as the "Offer Date"). Such Offeree shall have the right to purchase all the Offered Shares by notifying such Offeror of its acceptance of such offer within 30 days after the Offer Date. If such Offeree shall not timely accept such offer or shall fail to purchase such Offered Shares in accordance with such accepted offer, such Offeror may, within 90 days thereafter (the "90-Day Period"), sell such Offered Shares to a third person, provided that (a) the terms of

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such sale shall be no more favorable to the purchaser of such Offered
Shares than the Proposed Purchase Terms, (b) not later than the third full day after such sale, such Offeror shall notify such Offeree and W-N of the final terms of such sale, and (c) such purchaser shall have complied with Section 3.3. Such Offered Shares not sold within such 90-Day Period shall thereafter again be subject to this Section 3.2.

         3.3. Agreement Required. The provisions of this Article III shall apply to any person who acquires any shares of W-N Stock from either NSK or W-P (an "Acquiring Person"). It shall be a condition of NSK's or W-P's Disposition of any shares of W-N Stock to an Acquiring Person that such Person shall have delivered to W-N and the Offeree an agreement, in form and substance reasonably satisfactory to W-N and the Offeree, (a) assuming (in proportion to the number of shares of W-N Stock acquired by such Acquiring Person from the Offeror) all obligations of the Offeror under this Agreement other than those provided in Sections 4.3(b), 4.5, 4.6, 4.8, 4.10 and 4.11, (b) agreeing to abide by the applicable provisions of this Agreement including, without limitation, this
Article III, and (c) further agreeing, for purposes of Article II only, to vote the shares of W-N Stock acquired by it as such shares would have been voted by the Offeror had such Disposition not occurred. In connection with such a Disposition, such Offeror shall cause such number of directors of W-N as were nominated by it to resign from such office in order to permit the fulfillment of the provisions of Article II and this Section 3.3.


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         3.4. Certain Events. (a) Subject to the provisions of Section 3.4(c), in the event (1) either NSK or W-P shall (A) voluntarily commence any proceeding or file any petition seeking relief under title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (B) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such previous filing of any such petition, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for itself or for a substantial part of its property, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) apply for or consent to its winding-up or liquidation, or (G) take corporate action for the purpose of effecting any of the foregoing; or (2) an involuntary proceeding results in the ordering of (A) relief in respect of such party, or of a substantial part of its property, under title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property, or (C) the winding-up or liquidation of such party, (each of the foregoing events being referred to as an "Event of Bankruptcy" and the party with respect to which the event occurred being referred to as the "Bankrupt Party"), the other shareholder of W-N ("Other Party") shall thereupon have the right, exercisable at any time by giving notice thereof


                                      -11-

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(the "Determination Notice") to the Bankrupt Party by personal delivery prior to
180 days after the last to occur of such Event of Bankruptcy or the giving of notice thereof by the Bankrupt Party, to cause the Fair Value of the Bankrupt Party's shares of W-N Stock and rights to purchase shares of W-N Stock as set forth in Section 1.2 (to the extent any of such shares have not been purchased by such Bankrupt Party or such rights have not been terminated) to be determined as provided in Section 3.5 as of the time such Determination Notice is given. Upon such determination, without limitation of any other rights or remedies which may be available to the Other Party under this Agreement or otherwise upon the occurrence of such Event of Bankruptcy, the Other Party shall have the right and option to purchase for cash all (but not less than all) of the shares of W-N Stock, and outstanding rights, if any, to purchase shares of W-N Stock pursuant to Section 1.2, of the Bankrupt Party as of the time such Determination Notice was given for a purchase price equal to such Fair Value by giving notice (the "Purchase Notice") to the Bankrupt Party within 30 days following such determination of Fair Value.

         (b) If the Other Party elects to exercise the right and option provided for in paragraph (a) of this Section 3.4, the Other Party shall pay to the Bankrupt Party the full purchase price by wire transfer of immediately available funds or by certified or official bank check against delivery of the Bankrupt Party's W-N Stock at the office of W-N on a date


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not later than 60 days following the date of the Purchase Notice.

         (c) No event occurring prior to the date of this Agreement shall be deemed an Event of Bankruptcy for the purposes of this Agreement.

         (d) Without limiting the generality of the foregoing provisions of this
Section 3.4, the appointment of a trustee in the Pending Chapter 11 Proceedings or the conversion of the Pending Chapter 11 Proceedings to proceedings under chapter 7 of title 11 of the United States Code or the commencement of the liquidation of the debtor estate within the Pending Chapter 11 Proceedings shall constitute an Event of Bankruptcy for the purposes of this Agreement.

         3.5. Definition and Determination of "Fair Value". For purposes of this Agreement, the "Fair Value" of the W-N Stock (and, if applicable, outstanding rights, if any, to purchase W-N Stock pursuant to Section 1.2) at any time shall mean the actual value of such Stock (and rights) at such time. The Fair Value of such W-N Stock (and rights), to the extent possible, shall be determined by the agreement of NSK and W-P. In the event that NSK and W-P shall not agree as to the Fair Value of such W-N Stock (and rights) within 30 days after a request for such determination has been made, NSK and W-P shall appoint an independent appraiser to make such determination. The appraiser shall have full and complete access to all financial statements, records, books of account and other information of W-N material to its determination. The appraiser's determination shall be binding upon the parties.


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         3.6. Permitted Dispositions. Subject to Section 3.3, but
notwithstanding any other provision of this Agreement, (a) NSK shall be entitled to Dispose of any and all of its W-N Stock, at any time or from time to time, to
(1) any subsidiary of NSK, (2) any Japanese trading company, or any subsidiary of any such trading company, and (3) any corporation jointly owned by NSK and any such trading company, provided, however, that a Disposition pursuant to such clause (2) or (3) shall not be permitted to the extent that such Disposition would reduce the number of shares of W-N Stock directly or indirectly owned by NSK and any of its subsidiaries to less than 25% of the total amount of W-N Stock outstanding at the time of such Disposition, and (b) W-P shall be entitled to Dispose of any and all of its W-N Stock, at any time or from time to time, to any subsidiary or any parent of W-P. Any of the foregoing persons to whom W-N Stock has been Disposed shall have the right at any time or from time to time to Dispose of any and all of its W-N Stock, in the case of a person referred to in clause (a) of this Section 3.6 to any other person referred to therein, and in the case of a person referred to in clause (b) of this Section 3.6 to any person referred to therein, by complying with Section 3.3. For the purposes of this Agreement, a subsidiary of a specified corporation is a corporation 80% or more of the common voting stock of which is directly owned by such specified corporation or by one or more subsidiaries thereof, and a parent of a specified corporation is a corporation which directly owns


                                      -14-
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more than 80% of the common voting stock of such specified corporation.

                                   ARTICLE IV
                                    COVENANTS

         4.1. Preservation of Corporate Existence and Compliance with Laws and Regulations. NSK and W-P shall cause to be done all things necessary to preserve, renew and keep in full force and effect and good standing the corporate existence, rights, licenses, permits and franchises of W-N, and shall cause W-N to comply in all material respects with all applicable laws and regulations.

         4.2. Separate Business of Venture. NSK and W-P shall cause W-N to conduct its business and carry on its operations in accordance with operating standards determined from time to time by its Board of Directors, such business activities and operations to be conducted, except as may otherwise be provided in this Agreement, independent of and separate from the business activities and operations of NSK and W-P. Nothing contained in this Agreement shall prohibit or restrict the parties from engaging in any independent business activity, including activities in competition with those of any other party.

         4.3. Financing of Current Facility and Second Line. (a) The parties shall use their best efforts to cause the Second Line to be financed as follows:
(1) $38,300,000 from the sale of 3,830 shares of W-N Stock to NSK as provided in
Section 1.2(a) and (b), (2) $7,950,000 from


                                      -15-
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the sale of 795 shares of W-N Stock to W-P as provided in Section 1.2(a) and
(b), and (3) the balance from the most desirable form of financing available. NSK and W-P agree to bear responsibility for the financing (other than equity contributions) of the Current Facility and Second Line in proportion to their respective percentage ownership of W-N Stock from time to time. If guarantees or other security or commitments have been or are required to obtain or maintain such financing, NSK shall attempt to provide such guarantees or other security or commitments. W-P hereby pledges its continuing undertaking to provide NSK with W-P's guarantee of a fluctuating percentage, which shall be equal to W-P's percentage ownership of W-N Stock from time to time, of the guarantees or other security or commitments that have been or may be required to obtain or maintain such financing. At the request of NSK, W-P shall use its best efforts to assume directly such financial responsibility proportionate to its percentage ownership of W-N Stock (from time to time) in a manner which is satisfactory to any lender or provider of financing to W-N and is reasonably satisfactory to NSK. In the event that NSK is called upon to make a payment pursuant to any such guarantee, security or commitment prior to the direct assumption and performance of the full financial responsibility by W-P for the Current Facility and Second Line which is to be assumed by W-P upon the purchase of all shares of W-N Stock to be purchased by it pursuant to Section 1.2, W-P shall be obligated to reimburse NSK for that percentage of such payment


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equal to W-P's percentage ownership of W-N Stock at the time W-P shall make such reimbursement plus interest thereon calculated at the prime interest rate as announced by Citibank, N.A. from time to time during the period commencing upon the date on which NSK became obligated to make such payment and concluding upon the date on which W-P satisfies its obligation to make such reimbursement; provided, however, that if from time to time thereafter W-P proposes to purchase additional shares of W-N Stock pursuant to Section 1.2, then, as a condition, and at the time, of each such purchase, W-P shall reimburse NSK in an amount equal to the excess of (1) that percentage of such payment made by NSK equal to the percentage of W-N Stock W-P will own upon such purchase over (2) the principal amounts of reimbursement theretofore paid by W-P to NSK pursuant to this paragraph in respect of such payment made by NSK, plus interest on such excess calculated at the prime interest rate as announced by Citibank, N.A. from time to time during the period commencing upon the date on which NSK became obligated to make such payment and concluding upon the date on which W-P satisfies its obligation to pay such excesses. (At any time, such aggregate reimbursement obligation and the interest thereon are referred to as the "Reimbursement Obligation". Such aggregate reimbursement and interest thereon which W-P would be obligated to pay upon the purchase by it of all shares of W-N Stock to be purchased by it pursuant to Section 1.2 are referred to as the "Full Reimbursement Obligation".)


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

Any payment made by W-N to NSK (a "Repayment") with respect to any such amounts paid by NSK pursuant to such guarantee, security or commitment shall reduce the principal amount of W-P's Reimbursement obligation by an amount equal to the amount of such Repayment multiplied by W-P's percentage ownership of W-N Stock (as of the time such payment was made by W-N). NSK shall have the right to receive a lien on the assets of W-N securing an amount equal to any such payment made by NSK. At such time as W-P shall have satisfied its Reimbursement Obligation, it shall have the right to share such lien with NSK to secure an amount equal to W-P's payment of the principal amount only of the Reimbursement Obligation.

         (b) If it is determined that a portion of the financing of the Second Line should include financing provided by the U.S. Department of Housing and Urban Development ("HUD Financing"), then W-P shall use its best efforts to obtain such HUD Financing on behalf of W-N.

         4.4. Working Capital. (a) NSK and W-P shall arrange to obtain a revolving line of credit for W-N in the initial amount of approximately $15,000,000 to be secured by the accounts receivable and inventories of W-N. In the event that the working capital of W-N, including the revolving line of credit at the amount initially proposed, is insufficient to satisfy W-N's working capital requirements, NSK and W-P shall use their best efforts to increase the amount of the revolving line of credit to the extent necessary to provide adequate working capital, and if, despite the best efforts of NSK and W-P, such line of credit cannot be increased to an extent sufficient to eliminate working capital deficiencies, then NSK and W-P shall provide W-N with (A) raw materials on consignment, extended payment terms, or other terms that will defer payment of raw materials until they have been processed into finished goods and sold (collectively, "Credit Terms"), (B) cash loans or (C) additional capital contributions; provided, however, that such Credit Terms, cash loans or additional capital contributions shall be made by NSK and W-P in proportion to their respective percentage ownership of W-N Stock from time to time. Notwithstanding any other provision of this paragraph (a), until such time as W-P shall have purchased all 450 shares of W-N Stock pursuant to Section 1.2(c), W-P shall continue to supply W-N's requirements for raw materials pursuant to the Supply Agreement on Credit Terms which are no less favorable than those provided prior to the date of this Agreement.

         (b) In the event that Credit Terms, cash loans or additional capital contributions are required and one of the parties (the "Non-Advancing Party") is unable to provide its share of the Credit Terms, cash loans or additional capital contributions as provided in paragraph (a) of this Section 4.4, the other party (the "Advancing Party") may, at its option, provide the required Credit Terms, cash loans or additional capital contributions on behalf of the Non-Advancing Party. In such event, the Non-Advancing Party shall be obligated to reimburse the

Advancing Party for that percentage of the aggregate amount so advanced by the Advancing Party (for itself and the Non-Advancing Party) equal to the Non-Advancing Party's percentage ownership of W-N Stock at the time the Non-Advancing Party shall make such reimbursement plus interest thereon, calculated at the prime interest rate as announced by Citibank, N.A. from time to time; provided, however, that if from time to time thereafter the Non-Advancing Party proposes to purchase additional shares of W-N Stock pursuant to Section 1.2, then, as a condition, and at the time, of each such purchase, the Non-Advancing Party shall reimburse the Advancing Party in an amount equal to the excess of (1) that percentage of such amount so advanced by the Advancing Party equal to the percentage of W-N Stock the Non-Advancing Party will own upon such purchase over (2) the principal amounts. of reimbursement theretofore paid by the Non-Advancing Party to the Advancing Party pursuant to this paragraph in respect of such advance made by the Advancing Party, plus interest on such excess calculated at the prime interest rate as announced by Citibank, N.A. from time to time during the period commencing upon the date on which the Advancing Party made such advance and concluding upon the date on which the Non-Advancing Party satisfies its obligation to pay such excess. (At any time, such aggregate reimbursement obligation and the interest thereon are referred to as the "Credit Obligation". Such aggregate reimbursement and interest thereon which the Non-Advancing Party would be obligated to pay upon the purchase by it of all shares of W-N Stock to be purchased by it pursuant to Section 1.2 are referred to as the "Full Credit Obligation"). The Non-Advancing Party shall provide to the Advancing Party, to secure the Full Credit Obligation, a lien on the W-N Stock owned by the Non-Advancing Party (the "Collateral"). When the Non-Advancing Party satisfies the Full Credit Obligation, the Collateral shall be released to the Non-Advancing Party, except as may be otherwise required by the pledge referred to in Section 1.5. If the Non-Advancing Party has not satisfied the Full Credit Obligation within one year from the date of the Advancing Party's provision of the Credit Terms, cash loans or additional capital contributions, such failure shall, at the election of the Advancing Party, be deemed a breach of this Agreement and the Advancing Party may, without limitation of any other remedies available to it under this Agreement or otherwise upon a default under or breach of this Agreement by the Non-Advancing Party and whether or not the Advancing Party has elected to treat such failure as a breach, proceed against the Collateral to satisfy the Full Credit Obligation. If the amount of the Full Credit Obligation exceeds the amount realized by the Advancing Party as a result of such proceeding against the Collateral, the Non-Advancing Party shall remain obligated for the balance of the Full Credit Obligation. If the amount of the Full Credit Obligation is less than the amount realized by the Advancing Party as a result of such proceeding against the Collateral, the Advancing Party shall pay the difference to the Non-Advancing Party.

         4.5. Governmental Incentives. W-P shall use its best efforts to provide W-N with assistance in obtaining favorable treatment from federal, state or local agencies including, without limitation, favorable tax treatment and training grants.

         4.6. W-P Plant Upgrade. W-P shall make the improvements to its facilities described in Exhibit 4.6 in accordance with the schedule therefor set forth in such Exhibit 4.6. W-P shall maintain its facilities in sufficient operating condition to be able to perform its obligations under the Supply Agreement.

         4.7. Marketing. W-P shall enter into an agreement with W-N to market a percentage of the Products based on the framework described in Exhibit 4.7. Such marketing agreement shall consist of a toll-coating program and a purchase and resale program for the distribution of the Products. Such agreement shall terminate if at any time W-P and its subsidiaries and parent, if any, in the aggregate own less than 20% of the outstanding shares of W-N Stock.

         4.8. Raw Materials. W-P shall enter into the Supply Agreement Amendment with W-N, and shall perform its obligations under the Supply Agreement.

         4.9. Technology and Engineering. (a) The parties acknowledge that NSK and W-N have entered into an agreement pursuant to which NSK provides or makes available to W-N patented technology and technical know-how in the production of aluminized coated steel products, makes its engineers available for consultation with W-N personnel and provides a training program in Japan for W-N personnel.

         (b) NSK (in addition to the agreement described in paragraph (a) of this Section 4.9), for consideration to be determined in the future on the equivalent of an arms' length basis, will enter into agreements pursuant to which NSK will provide design, engineering and consulting services to W-N in connection with the construction, installation and start up of the Second Line.

         4.10. Temper Rolling and Shipping. W-P, for consideration to be determined In the future shall provide services to temper roll and ship portions of the Products as requested by W-N.

         4.11. General and Administrative Services. When requested by W-N, W-P shall provide to W-N certain services which shall include, but not be limited to: (a) consultations regarding labor relations, including the negotiation of labor agreements and the settlement of labor disputes, (b) consultations regarding selection, training and coordination of the work of employees and (c) making recommendations with respect to and supervising consultants, agents, representatives and contractors.

         4.12. Confidentiality. Each of the parties hereby covenants and agrees
(a) not to disclose, except as required by law, regulation or legal process or in accordance with any future agreements made by it with the other parties respecting such disclosures, to any person other than the parties, any information acquired by it in its dealings with the other parties, and (b) to exercise due care when exchanging or in any way transferring information proprietary to any party. Each of NSK and W-P also shall cause its directors and officers appointed by it to serve W-N to treat all proprietary information of any party with the utmost care and, except as required by law, regulation or legal process, confidentiality. In furtherance of the foregoing, if any party or such a director or officer (any of the foregoing, a "Disclosing Person") is requested pursuant to, or required by, law, regulation or legal process to disclose any such confidential information, such Disclosing Person shall provide prompt notice to W-N and the other parties of each such request or requirement to enable any of them to seek an appropriate protective order or to secure or effect another reasonable remedy or means to protect the confidentiality of such information, and such Disclosing Person shall comply with such order, remedy or means. If such protective order or other remedy or means is not obtained, secured or effected, such Disclosing Person shall furnish only that portion of the confidential information which, in the opinion of counsel, it is legally compelled to disclose and shall use its best efforts to obtain assurances that, if possible, confidential treatment will be accorded such information. In recognition of the importance of the confidentiality agreement contained in this Section 4.12, each party shall have the right to enforce its rights under this Section 4.12 by means of an action for injunctive relief and for specific performance as well as to pursue any other remedy or remedies available to it in any action at law or at equity.

         4.13. Responsibility of Parties. The parties shall cooperate in effectuating the purposes of this Agreement and in supporting the operations and activities of W-N as contemplated in this Agreement. The parties shall also negotiate the specific provisions of the various agreements to be entered into as provided in Article IV expeditiously and in good faith, it being understood that the provisions of Article IV set forth only the principal substantive provisions of such agreements.

         4.14. Additional Obligations of W-P. Without limitation of any earlier date provided in this Agreement for the performance thereof, as of each Closing, W-P shall satisfy all of its Reimbursement and Credit Obligations, if any, then outstanding and satisfy all of its other obligations, if any, to be performed at or prior to such Closing pursuant to this Agreement or any of its other agreements which it may have entered into with NSK or W-N.

         4.15. Collateral. W-P shall supply such collateral as shall be mutually satisfactory to NSK and W-P (in addition to that otherwise contemplated by this Agreement or the Supply Agreement) to secure the performance of W-P's obligations under this Agreement and the Supply Agreement.

                                   ARTICLE V
                                 MISCELLANEOUS

         5.1. Stock Certificate Legend. All certificates representing shares of W-N Stock shall have endorsed upon them a legend substantially as follows:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any state securities law, and may not be sold or otherwise transferred in the absence of such registration or an exemption therefrom under such Act or applicable state law. Further, such shares may be sold or otherwise transferred only in compliance with the conditions specified in an Agreement dated as of November 12, 1990 between Nisshin Steel Co., Ltd. and Wheeling-Pittsburgh Steel Corporation, a complete and correct copy of which is available for inspection at the principal office of the Corporation."

         5.2. Remedies. If W-P shall default in any of its obligations under, or otherwise be in breach of, this Agreement or the Supply Agreement, NSK may enforce the pledge of W-N shares referred to in Section 1.5, exercise its remedies with respect to other collateral provided by W-P pursuant to Sections
4.4 and 4.15, obtain specific performance or an injunction, obtain damages and exercise any other remedies available to it pursuant to this Agreement or otherwise. In addition, (a) the provisions of Section 1.2, to the extent any hares of W-N Stock have not theretofore been purchased as provided therein, shall terminate, (b) NSK shall have the right either to buy and W-P shall sell to NSK or to such other party as shall have been designated by NSK all of the W-N shares owned by W-P, or to sell to W-P and W-P shall buy from NSK all of the W-N shares owned by NSK, at their Fair Value (as defined in Section 3.5), and
(c) if W-P's default or breach shall be with respect to any of its obligations provided in Section 1.2, W-N shall have the right to modify or terminate, in whole or in part, the Supply Agreement and/or any marketing agreement it may have with W-P. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies such party may have by law, statute, ordinance or otherwise.

         5.3. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given upon acknowledgment of receipt of transmission by telex, telegram or other means of electronic communication, or ten days following first class certified airmail posting, addressed (a) if to NSK, at 4-1 Marunouchi 3-chome, Chiyoda-ku, Tokyo, Japan,
Attention: General Manager, Overseas Project Department, with a copy to Webster & Sheffield, 237 Park Avenue, New York, New York 10017, Attention: Mark A. Rosenbaum, Esq., or to such other persons or addresses as NSK shall have furnished to W-P and W-N in writing, (b) if to W-P, at 1134 Market Street, Wheeling, West Virginia 26003, Attention: Chief Executive officer, or to such other persons or addresses as W-P shall have furnished to NSK and W-N in writing, and (c) if to W-N, at Penn and Main Streets, Follansbee, West Virginia 26037, Attention: Chief Executive Officer, or to such other persons or addresses as W-N shall have furnished to NSK or W-P.

         5.4. Prior Agreements; Construction; Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among them as to such subject matter. Notwithstanding the preceding sentence, it is the intention of the parties that certain matters referenced in this Agreement shall be the subject of further negotiation and specification and shall be recorded in subsequent written agreements. The headings contained in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of any term or provision of this Agreement. References to Articles, Sections and Exhibits in this Agreement are to Articles and Sections of this Agreement and to Exhibits attached to this Agreement. The Exhibits are part of this Agreement. Unless the context otherwise requires, references to "parties" in this Agreement are to the parties to this Agreement. In this Agreement, to the extent the context requires, the use of any personal pronoun, whether used in the masculine, feminine or neuter gender, includes all other genders. The word "person" as used in this Agreement includes, without limitation, an individual, corporation, partnership, trust, association, business, firm or other entity.

         5.5. Waivers and Further Agreements. The waiver of any term or condition of this Agreement or default or breach thereof shall not operate as a waiver of such term or condition except to the extent provided in such waiver or of any other term, condition, default or breach of this Agreement, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

         5.6. Amendments. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by and on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

         5.7. Assignment; Successors and Assigns. Each party enters into this Agreement in reliance upon each other party's specific personal qualities including ability, skill, trust, experience, character and judgment, and no party shall assign (except in connection with a permitted Disposition of W-N Stock), mortgage or pledge this Agreement or any of the rights or obligations contained in this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         5.8. Severability. If any provision of this Agreement shall be held or deemed to be invalid, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be construed as if such invalid, inoperative or unenforceable provision had never been contained herein so as to give full force and effect to the remaining such terms and provisions.

         5.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5.10. Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the law of the State of New York without regard to the law of the conflicts of law of said state.

         5.11. No Rights of Third Parties. This Agreement sets forth the relationship between the parties, and shall not confer any rights or privileges on any third parties.

         5.12. Costs Incurred. All administrative costs and expenses, including legal fees and out-of-pocket expenses, incurred by each party with respect to this Agreement shall be for the sole account of such party, it being the desire and intention of each party not to seek any reimbursement of any such costs and expenses incurred by it.

         5.13. Certain Regulatory Matters. Each of the parties shall use its best efforts to obtain all governmental approvals in the United States and Japan required for the consummation of the transactions contemplated by this Agreement.

         5.14. Books and Records. Each of NSK and W-P, upon reasonable notice to W-N, shall have access to the books and records of W-N, with reasonable frequency, for the purpose of examination and inspection during normal business hours at the offices where such books and records are maintained.

         5.15. Further Assurances. At any time and from time to time, each party, without further consideration, shall cooperate, take such further action and execute and deliver such further instruments and documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

         5.16. Conditions Precedent. Notwithstanding any other provision of this Agreement, the obligations of the parties hereunder, including, without limitation, their obligation to sell or purchase shares of W-N Stock pursuant to
Section 1.2, and the obligations of any party under any agreement which may be entered into with any other party pursuant to or in connection with this Agreement, (a) shall be subject to the occurrence prior to January 17, 1991 of W-P's obtaining from the Bankruptcy Court, to the extent deemed necessary by NSK or W-P, approval of, and authorization to enter into and perform, this Agreement and such other agreements, and (b) shall be subject to the occurrence prior to January 17, 1991 of (1) the obtaining of all governmental approvals in the United Sates and Japan required for the parties to enter into this Agreement and such other agreements and to fulfill their obligations hereunder and thereunder, and (2) the execution and delivery of all the agreements to be entered into between or among any of the parties pursuant to or in connection with this Agreement. In the event the conditions precedent set forth in this section 5.16 shall not have been timely satisfied, any party may terminate this Agreement by notice to each other party whereupon there shall be no further liability hereunder of any party to the other parties.

         5.17. Termination of Agreement. This Agreement shall terminate upon the occurrence of any of the following events:

         (a) Complete liquidation or dissolution of W-N;

         (b) Agreement of NSK and W-P to terminate this Agreement; or

         (c) W-N's having only one shareholder (whether as a result of the operation of any of the provisions of this Agreement or otherwise).

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                          NISSHIN STEEL CO., LTD.

Attest: [signature illegible]             By: /s/ Tsnyoshi Koi
                                              ----------------------
                                          Name: Tsnyoshi Koi
                                          Title: President


                                          WHEELING-PITTSBURGH STEEL CORPORATION

Attest: [signatures illegible]            By: /s/ D. Leonard Wise
                                          --------------------------
                                          Name: D. Leonard Wise
                                          Title: Vice Chairman


The undersigned agrees to be
bound by or comply with Sections
1.2, 1.3, 1.4, 1.6, 3.5, 4.3,
4.7, 4.8, 4.12 and 4.13 and
Article V of this Agreement:



By: /s/ Michio Kubota                     Attest: [signature illegible]
    -------------------------------
Name:   Michio Kubota
Title:  Chairman of the Board
        and Chief Executive Officer


By: /s/ John E. Wright, III
    -------------------------------
Name:   John E. Wright, III
Title:  President and Chief
        Operating Officer